PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE

January 26, 2011

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN ANNOUNCES INTENTION TO AMEND ITS CREDIT FACILITY,

RECONFIRMS GUIDANCE FOR FOURTH QUARTER AND FULL YEAR 2010

AND PROVIDES 2010 PRO FORMA REVENUE AND EBITDA GUIDANCE

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] today announced that, in recognition of the favorable conditions in the credit markets, it is entering into discussions to amend the credit facility it entered into in May 2010 in connection with its acquisition of Tommy Hilfiger B.V. and certain related companies. The transaction will reflect a deleveraging, including a voluntary prepayment of $150 million of principal in February 2011 previously anticipated to be made by January 30, 2011. In addition, a voluntary repayment of approximately $150 million of principal was made in December 2010.

The Company also announced that in connection with the discussions regarding the credit facility amendment, it was reaffirming its previous guidance estimates for revenue and earnings per share for the fiscal quarter and year ending January 30, 2011 and providing guidance for its 2010 capital expenditures and pro forma revenue and earnings before interest, taxes, and depreciation and amortization (EBITDA), adjusted as if the Tommy Hilfiger acquisition occurred as of the first day of the fiscal year.

Non-GAAP Amounts

The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented in the tables later in this release and identify and quantify all excluded items.

Fourth Quarter 2010:

For the fourth quarter of 2010, the Company reaffirms that estimated non-GAAP earnings per share will be $0.82.  This compares to non-GAAP earnings per share in the prior year’s fourth quarter of $0.61.  GAAP earnings per share in the fourth quarter of 2010 is estimated to be $0.69. This compares to GAAP earnings per share of $0.51 in the prior year’s fourth quarter.  Total revenue for the fourth quarter continues to be estimated at $1.37 billion.

Full Year 2010:

Non-GAAP earnings per share for the full year 2010 is estimated at $3.95 versus prior year non-GAAP earnings per share of $2.83. GAAP earnings per share is estimated to be $0.70 for the full year 2010, compared to GAAP earnings per share of $3.08 in the prior year. Total revenue for the full year 2010 continues to be estimated at $4.61 billion as compared to revenue of $2.40 billion in the prior year. The Company also currently estimates that capital expenditures will be approximately $125 million for the full year 2010, including expenditures associated with the Tommy Hilfiger acquisition from the date of acquisition.

Pro Forma Full Year 2010:

Total revenue and EBITDA for 2010, adjusted to reflect, on a pro forma basis, results for the Company assuming the acquisition of Tommy Hilfiger occurred on February 1, 2010 are projected to be $5.24 billion and $773.6 million respectively. (See reconciliations at the end of this press release.)

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

•

Costs incurred during 2009 in connection with restructuring initiatives implemented that year, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses. The costs associated with these initiatives were $25.9 million in 2009, of which $4.7 million was incurred in the first quarter, $6.3 million was incurred in the second quarter, $6.2 million was incurred in the third quarter and $8.7 million was incurred in the fourth quarter.

•

Estimated pre-tax costs of approximately $322 million expected to be incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o

a loss of $140.5 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

o

transaction, restructuring and debt extinguishment costs of approximately $105 million, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter and approximately $15 million is expected to be incurred in the fourth quarter; and

o

non-cash valuation amortization charges of approximately $76.8 million as a result of the Tommy Hilfiger acquisition, of which $53.3 million was incurred in the second quarter and the remainder of which was incurred in the third quarter.

•

Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

•

Tax benefits of approximately $7.9 million and $30.4 million in 2010 and 2009, respectively, (recorded in the third quarter of each year) related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow its Calvin Klein businesses in terms of revenue and profitability and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
This press release includes non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release and in the Company’s Current Report on Form 8-K that is furnished to the SEC in connection with this release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.
The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

Phillips-Van Heusen Corporation

Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its results excluding (i) the costs expected to be incurred in 2010 in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in 2009 in connection with its restructuring initiatives implemented that year; (iii) the tax effects associated with these costs estimated to be incurred in 2010 and incurred in 2009; and (iv) the tax benefits in 2010 and 2009 related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger and its restructuring initiatives are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above restructuring, acquisition and integration costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar amounts in millions, except per share data)
	Full Year	Fourth Quarter
	2010	2010
	(Estimated)	(Estimated)

2010 Estimated Acquisition and Integration Costs and Earnings Per Share Reconciliations

Acquisition and integration costs expected to be incurred
(please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$ 322.0	$ 15.0
Tax impacts (including lapse of statute of limitations)	(103.0)	(5.0)
After tax	$219.0	$ 10.0

GAAP earnings per common share	$0.70	$0.69
Estimated per common share impact of after tax acquisition and integration costs and the tax benefit related to the lapse of the
statute of limitations	$3.25	$ 0.13
Earnings per common share excluding impact of acquisition and integration costs and the tax benefit related to the lapse of the
statute of limitations	$3.95	$ 0.82

2009 Earnings Per Share Reconciliations
	Full Year 2009 (Results)	Fourth Quarter 2009 (Results)
GAAP earnings per common share	$3.08	$ 0.51
Per common share impact of restructuring initiatives
(pre-tax charges of $25.9 million, or $17.0 million after taxes of
$8.9 million); and (ii) the tax benefit of $30.4 million related to the lapse of the statute of limitations with respect to
certain previously unrecognized tax positions (total net income
of $13.5 million after-tax)	$(0.25)
Per common share impact of restructuring initiatives
(pre-tax charges of $8.7 million, or $5.5 million after taxes of
$3.3 million)		$ 0.10
Earnings per common share excluding impact of restructuring
initiatives and the tax benefit related to the lapse of the
statute of limitations	$2.83	$ 0.61

Reconciliation of Pro Forma 2010 Revenue and EBITDA Estimates

The Company's 2010 full year pro forma revenue and EBITDA estimates assume the Tommy Hilfiger acquisition occurred on February 1, 2010.  The pro forma EBITDA amounts exclude the Company’s acquisition and integration costs and, with respect to the Tommy Hilfiger estimated results for the period February 1, 2010 through May 5, 2010, adjustments related to expenses associated with the anticipated sale of the business, or to aligning the Tommy Hilfiger IFRS financial information with U.S. GAAP. The Company presents EBITDA because, when considered in conjunction with related GAAP financial measures, the Company believes it is useful to investors since it (a) provides investors with a financial measure on which management bases financial, operational, compensation and planning decisions; and (b) is a measure that is important with respect to the Company’s compliance with the covenants in its debt facilities. The Company presents pro forma revenue and EBITDA because, when considered in conjunction with related GAAP financial measures,  the Company believes it is useful to investors because it provides investors with a financial measure on which management bases financial, operational and planning decisions. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity.  EBITDA is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations.  As such, EBITDA, as calculated by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA has limitations as an analytical tool, and it should not be considered in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. Set forth below is the Company's reconciliation of net income to pro forma EBITDA of $773.6 million and of revenue to pro forma revenue of $5.24 billion.

EBITDA

  Full Year 2010

(In millions)

      (Estimate)

GAAP Net Income	$ 45.5
Estimated acquisition and integration costs	322.0
Interest and Taxes	180.0
GAAP Depreciation and Amortization	152.0
Depreciation and Amortization included in estimated acquisition and integration costs	(37.0)
EBITDA Estimate Excluding Estimated Acquisition and integration costs	662.5

Tommy Hilfiger Pro Forma EBITDA for February 1, 2010
through May 5, 2010:
Net Loss	(43.9)
Non-recurring items	75.2
Interest and Taxes	51.2
Depreciation and Amortization	28.6
Tommy Hilfiger EBITDA for February 1, 2010 through
May 5, 2010 Excluding Non-recurring items	111.1

Pro Forma EBITDA Estimate Excluding Estimated acquisition and integration costs	$773.6

The above pro forma information excludes unrealized synergies from the acquisition, which are expected to be achieved in the future.

 Revenue

(In billions)

Estimated Revenue

$  4.61

Tommy Hilfiger Estimated Revenue for February 1, 2010 through May 5, 2010

    0.63

Pro Forma Estimated Revenue

$  5.24